Exhibit 4.12

WARRANT

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS. THIS WARRANT MAY NOT BE EXERCISED EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF UNDER THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (B) TO THE COMPANY, (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE 1933 ACT, (D) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS.

Issuer Corporations:	NeuroMed Technologies Inc. (“NeuroMed Canada”), a corporation incorporated under the Yukon Business Corporations Act and

NeuroMed Pharmaceuticals Inc. (“NeuroMed US”), a corporation incorporated under the laws of Delaware

Number of Option Securities	20,000

Option Securities:	At the election of the Holder either of:

(a) at any time prior to the Exchange Time, Units (“Units”) consisting of:
(i) one (1) Exchangeable Share of NeuroMed Canada; and
(ii) one (1) Special Voting Share of NeuroMed Canada; and
(iii) one (1) Common Special Voting Share of NeuroMed US;
- or -
(b) at any time after the Exchange Time, one (1) Common Share of NeuroMed US (an “Option Share”)

(each Unit or Option Share being hereinafter referred to as an “Option Security”)

Initial Exercise Price:	U.S. $1.15 per Option Security (the “Initial Exercise Price”)

Issue Date:	October 22, 2004 (the “Issue Date”)

Expiration Date:	4:30 p.m. (Vancouver time), on the earlier of (the “Expiration Date”) October 22, 2009 and one (1) year after an initial public offering by a Company

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK or its assignee (the “Holder”) is entitled to purchase the number of fully paid and non-assessable Option Securities of NeuroMed Canada and NeuroMed US, as the case may be (individually a “Company” and collectively, the “Companies”), subject to the provisions and upon the terms and conditions set out this Warrant.

ARTICLE 1

EXERCISE

1.1	Grant. The Companies hereby grant to the Holder the right to purchase in whole or in part, at any time and from time to time prior to the Expiration Date, the number of Option Securities set out above at the Initial Exercise Price per Option Security as set forth above, and as adjusted pursuant to the terms of this Warrant (the “Warrant Price”).

1.2	Method of Exercise. The Holder may, at any time and from time to time, until the Expiration Date exercise this Warrant, in whole or in part, by delivering to the office of either of the Companies set out in Section 4.5 of this Warrant:

(a)	a duly executed Notice of Exercise in substantially the form attached as Appendix 1;

(b)	if the Holder is exercising this Warrant to acquire Units, a copy of the Exchange Agreement duly executed by the Holder or a covenant to do so upon being provided by NeuroMed Canada with a copy of the Exchange Agreement; and

(c)	unless Holder is exercising the cashless conversion right set out in Section 1.3, a certified cheque or bank draft for the aggregate subscription price for the Option Securities so subscribed for.

1.3	Cashless Conversion Right. In lieu of exercising this Warrant in the manner specified in, Section 1.2, the Holder may, by delivering to the office of either of the Companies as set out in Section 4.5, a duly executed Notice of Exercise in substantially the form attached as Appendix 1, at any time and from time to time until the Expiration Date, convert this Warrant, in whole or in part, into that number of Option Securities determined by dividing (a) the aggregate Fair Market Value of the Option Securities in respect of which the Warrant is so being converted minus the product of the Warrant Price and the number of cash Option Securities in respect of which the Warrant is so being converted by (b) the Fair Market Value of one Unit or one Common Share, as the case may be, for which this Warrant is then being exercised.

1.4	Repurchase on Acquisition.

(a)	“Acquisition.” For the purpose of this Warrant, “Acquisition” means any transaction or series of transactions resulting in:

(i)	the sale, license, or other disposition of all or substantially all of the assets (including intellectual property) or business of either of the Companies; or

(ii)	any reorganization, consolidation, amalgamation, arrangement, merger or other business combination involving either of the Companies and which results in holders of the voting securities of either such Company outstanding before such transaction beneficially owning less than 50% of the outstanding voting securities of the surviving or successor entity after such transaction (other than as a result of the exercise of the Exchange Rights or a mere re-incorporation or corporate continuance); or

(iii)	a take-over bid, tender offer, share exchange or other transaction whereby more than 50% of the outstanding voting securities of either of the Companies are acquired by any person or one or more persons acting jointly or in concert (other than as a result of the exercise and the Exchange Rights).

(b)

Assumption of Warrant. The Companies shall use their reasonable best efforts to cause the surviving or successor entity or offeror under an Acquisition to assume in writing the obligations of this Warrant such that upon the closing or effective date of any Acquisition this Warrant will be exercisable or convertible so as to allow the Holder to acquire on exercise hereof the same securities, cash and property as would be issuable or payable in consideration for the Option Securities issuable upon exercise of the unexercised portion of this Warrant as if such Option Securities were outstanding on the closing or effective date of such Acquisition.

(c)	Non-assumption. If upon the closing or effective date of any Acquisition the surviving or successor entity or offeror has not assumed in writing the obligations of this Warrant as contemplated in Section 1.4(b) above, the Holder shall have the right to:

(i)	deem this Warrant to have been automatically converted pursuant to the cashless conversion right in Section 1.3 hereof immediately prior to the closing or effective date of such Acquisition such that the Holder shall thereupon be entitled to participate in the Acquisition on the same terms as other holders of the Option Securities; or

(ii)	require either of the Companies to purchase this Warrant, for cash, payable as soon as practicable upon the closing or effective date of such Acquisition for an amount per Option Security equal to two (2) times the Warrant Price in effect at such time.

1.5	Delivery of Certificate and New Warrant. Upon exercise or conversion of this Warrant in the manner contemplated herein, the person or persons in whose name or names; the Option Securities issuable upon exercise of the Warrant are to be issued shall be deemed for all purposes to be the holder or holders of record such Option Securities and promptly upon the Holder exercising or converting this Warrant, the Companies shall deliver or cause to be delivered to Holder certificates for the Option Securities acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the balance of the Warrant not then exercised or converted.

1.6	Exchange of Warrants. At the option of the Holder, this Warrant may be surrendered to and exchanged at the registered office of either of the Companies for one or more Warrant of a like tenor and aggregate number of Option Securities to which the exchanged Warrant is entitled.

1.7	Replacement of Lost or Mutilated Warrant. On receipt of evidence reasonably satisfactory to either of the Companies of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Companies or, in the case of mutilation, on surrender and cancellation of this Warrant, the Companies at its expense shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor, and the Holder shall be entitled to the same rights and benefits of the Warrant so lost, stolen or mutilated.

1.8	Exercise Restrictions. This Warrant may not be exercised unless an exemption from the registration requirements of the 1933 Act and all applicable state securities laws is available and the Holder has delivered to the Companies an opinion of counsel reasonably satisfactory to the Companies to such effect; provided, however, that the original purchaser of this Warrant, and any affiliate of the original purchaser to whom it assigns this Warrant, shall not be required to deliver an opinion of counsel in connection with its exercise of this Warrant if it confirms that the representations and warranties set forth in Section 3.5 of this Warrant remain true and correct.

ARTICLE 2

EVENTS OF ADJUSTMENTS

2.1

Reclassification, Exchange or Substitution. If at any time prior to the Expiration Date either of the Companies (a) declares or pays a dividend or makes any other distribution of additional securities on any of the Underlying Securities or other securities convertible into or exchangeable or exercisable for Underlying Securities, (b) subdivides or redivides its outstanding Underlying Securities into a greater number of shares, or (c) consolidates or combines its outstanding Underlying Securities into a lesser number of shares or there is any reclassification, recapitalization, substitution, capital reorganization or other event resulting in a change in the Underlying Securities, then in any such event, the Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities or other property that the Holder would have received for the Underlying Securities if this Warrant had been exercised immediately before such reclassification, recapitalization, substitution, capital reorganization or other event. If necessary as a result of such event, adjustments shall be made as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of Underlying Securities, securities or property issuable upon exercise of the Warrant.

2.2	Special Distributions. If at any time prior to the Expiration Date either of the Companies makes a distribution to all or substantially all of the holders of any of the Underlying Securities of (i) shares of any class, other than securities, whether of either of the Companies or any other company, (ii) rights, options or warrants (other than rights, options or warrants exercisable by the holders thereof within a period expiring not more than 30 days after the date of issue thereof), (iii) evidences of indebtedness, or (iv) cash securities or other property or assets, then, in each such case this Warrant shall represent the right to receive, upon exercise or conversion of this Warrant, the number and kind of securities or other property that the Holder would have received for the Underlying Securities if this Warrant had been exercised immediately before such distribution. If necessary as a result of such event, adjustments shall be made as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of Underlying Securities, securities or property issuable upon exercise of the Warrant.

2.3	Other Adjustments. The Board of Directors of the respective Company shall, in good faith, make any such other appropriate or equitable adjustment to the Warrant Price or securities or property issuable upon the exercise or conversion thereof as may be necessary or desirable in respect of any transaction or event not expressly provided for in this Article 2.

2.4	Adjustments Successive. The adjustments provided for in this Article are cumulative, shall, in the case of any adjustment to the Exercise Price, be computed to the nearest one-tenth of one cent, and in the case of any adjustment to the number of Underlying Securities purchasable upon exercise or conversion of this Warrant, be computed to the nearest one one-hundredth of one share of such Underlying Security, as the case may be, and will apply (without duplication) to successive subdivisions, consolidations, distributions, issuances or other events resulting in any adjustment under the provisions hereof.

2.5	Fractional Shares. Notwithstanding Section 2.4, no fractions of Underlying Securities shall be issuable upon exercise or conversion of this Warrant and the number of Underlying Securities to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of this Warrant, the Companies shall, in lieu of such fractional interest, pay the Holder an amount computed by multiplying the fractional interest by the Fair Market Value of such Underlying Security.

2.6	No Impairment. Neither of the Companies shall, by amendment of their respective Articles of Incorporation or other constating document or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid or frustrate the observance or performance of any of the terms to be observed or performed under this Warrant, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action or making such adjustments as may be necessary, appropriate or equitable in the circumstances, acting reasonably, in order to protect the Holder’s rights under this Article against impairment.

2.7

Certificate as to Adjustments. Whenever there shall occur an event giving rise to an adjustment under this Article 2, the Companies at their expense shall promptly compute such adjustment and furnish the Holder with a certificate signed by their respective Chief Financial Officer setting forth the adjustment and the facts upon which such adjustment is based. The Companies shall, upon written request, furnish the Holder with a certificate setting out the Warrant Price and Shares or other securities or other property issuable upon the exercise of this Warrant in effect upon the date thereof and adjustments leading thereto.

ARTICLE 3

REPRESENTATIONS AND COVENANTS

3.1	Representations and Warranties of the Company. The Companies hereby jointly and severally represent and warrant to the Holder as follows:

(a)	any Underlying Securities which may be issued upon the exercise or conversion of this Warrant, and all securities, if any, issuable upon conversion or exchange of such Underlying Securities, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable Canadian provincial or US federal and state securities laws;

(b)	the capitalization table for each of the Companies attached as Exhibit B to this Warrant is true and complete as of the Issue Date;

(c)	the Companies have obtained all such consents, authorizations or approvals as may be necessary in order to permit the issuance of this Warrant and to permit the Holder to exercise the rights of conversion, exchange or purchase herein; and

(d)	neither the issuance of this Warrant or of the Underlying Securities issuable upon the exercise or conversion hereof or the purchase of this Warrant pursuant to Section 1.3 hereof will violate or contravene any agreement, pre-emptive right, indenture, agreement or other instrument to which either of the Companies is party or is bound.

3.2	Notice of Certain Events. If either of the Companies proposes at any time (a) to declare any dividend or distribution upon any of its outstanding shares, whether in cash, property, shares, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its shares any additional shares or securities of any class or series or other rights; (c) to effect any reclassification or recapitalization any of its shares; (d) redeem or purchase any of its shares or other securities convertible or exchangeable into shares, except pursuant to the Exchange Rights; or (e) amalgamate, merge, consolidate or combine its operations with or into any other corporation, (f) sell, lease, license, or convey all or substantially all of its assets or business, or (g) liquidate, dissolve, cease carrying on business or wind up its business or affairs, then, in connection with each such event, the respective Company shall give the Holder (a) at least 20 days prior written notice of the date on which a record will be taken for the holders entitled to receive such dividend, distribution, or subscription rights (and specifying the date on which the holders of such shares will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to above; and in addition, (b) at least 20 days prior written notice of the expected closing or effective date of any such recapitalization, reorganization, purchase, merger, sale, dissolution or other event.

3.3	Information Rights. The Company shall upon the written request of the Holder deliver to the Holder (a) copies of any notices of meeting, information circulars, annual reports or other documents delivered to all the holders of any class of shares of the Companies, (b) the annual audited financial statements of the Companies for their most recently completed financial year, as certified by independent public accountants of recognized standing, and (c) the quarterly unaudited financial statements of the Companies for their most recently completed quarterly financial period, provided however that the foregoing shall not apply if any of the securities of such Company are listed and posted for trading on a recognized exchange in Canada or the United States or if such materials have otherwise been provided to the Holder.

3.4	Registration Under Securities Act of 1933, as amended. The Companies, agrees that the Underlying Securities shall be subject to the registration rights set forth in Exhibit A.

3.5	Representations and Warranties of the Holder. The Holder represents and warrants to the Companies that:

(a)	it is an “accredited investor” within the meaning of Multilateral Instrument 45-103 — Capital Raising Exemptions of the Canadian Securities Administrators;

(b)	it is an “accredited investor” as defined in Rule 501 promulgated under the 1933 Act;

(c)	it acquired the Warrant and if it exercises the Warrant, it will exercise the Warrant and acquire the Option Securities, for its own account, for investment purposes and not for the account or benefit of any other person (except in the case of Comerica Incorporated, or another affiliate of Comerica Bank, which may have acquired and may exercise the Warrant for the account of Comerica Bank) or for distribution in violation of any U.S. federal or state or Canadian provincial securities laws;

(d)	it acknowledges that the Warrant and the Underlying Securities have not been registered under the 1933 Act or any U.S. state or Canadian provincial securities laws, and that the issuance of the Warrant and any issuance of Underlying Securities will be made to it in reliance upon exemptions from such registration requirements; and

(e)	it acknowledges that the Warrant is, and the Underlying Securities will be, “restricted securities” as defined in Rule 144 under the 1933 Act and that the Warrant is subject to restrictions on exercise, and the Warrant is, and the Underlying Securities will be, subject to restrictions on transfer, pursuant to the 1933 Act and any applicable U.S. state or Canadian provincial securities laws.

ARTICLE 4

MISCELLANEOUS

4.1	Legends. The certificate representing any Option Securities issued upon exercise of this Warrant, and any Underlying Securities issued upon exchange, conversion or redemption of such Underlying Securities, and any certificates issued in exchange or in substitution therefor will, until no longer required under applicable securities laws, bear a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION THEREOF UNDER THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (B) TO THE COMPANY, (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATIONS UNDER THE 1933 ACT, (D) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 OR RULE 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY.

and, if applicable, will bear a legend in substantially the following form:

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS FOUR (4) MONTHS AND A DAY AFTER THE LATER OF (1) OCTOBER 22, 2004, AND (2) THE DATE THE ISSUER BECAME A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

4.2	Compliance with Securities Laws on Transfer. This Warrant and the Underlying Securities issuable upon exercise or conversion of this Warrant (and the securities issuable, directly or indirectly, upon conversion or exchange of the Underlying Securities, if any) may not be transferred or assigned in whole or in part without compliance with applicable U.S. federal and state and Canadian provincial securities laws by the transferor and the transferee (which may include, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Companies).

4.3	Transfer Procedure. Subject to the provisions of Section 4.2, the Holder may transfer all or part of this Warrant or the Underlying Securities issuable upon exercise or conversion of this Warrant (or the securities issuable, directly or indirectly, upon conversion or exchange of the Underlying Securities, if any) by giving the Companies notice of the portion of the Warrant being transferred setting out the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Companies for re-issuance to the transferee(s) (or Holder, if applicable); provided, however, that Holder may, at any time, transfer all or part of this Warrant to its affiliates, including, without limitation, Comerica Incorporated and neither the Holder nor such affiliate shall be required to deliver an opinion of counsel in connection with any such transfer, provided that Holder shall use commercially reasonable efforts to give notice of such transfer to the Companies and such affiliate shall then be entitled to all the rights of Holder under this Warrant and any related agreements, and the Companies shall cooperate fully in ensuring that any Underlying Securities issued upon exercise of this Warrant shall be issued in the name of the transferee upon exercise of the Warrant.

4.4	Enurement. The terms and conditions of this Warrant shall enure to the benefit of, and be binding upon, the Companies and the holders hereof and their respective permitted successors and assigns.

4.5	Notices. All notices and other communications from the Companies to the Holder, or vice versa, shall be deemed delivered and effective upon being given personally or send by facsimile transmission or if mailed by first-class registered or certified mail, postage prepaid, on the date of mailing, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

Comerica Bank Attn: Warrant Administrator 500 Woodward Avenue, 32nd Floor, MC 3379 Detroit, MI 48226 Facsimile: (313) 961-14777

All notices to the Companies shall be addressed as follows:

NeuroMed Technologies Inc. Suite 301, Don Rix Building 2389 Health Sciences Mall, UBC Vancouver, B.C. V6T 1Z4 Facsimile: (604) 822-9978 Attention: Chief Financial Officer	NeuroMed Pharmaceuticals Inc. c/o Suite 301, Don Rix Building 2389 Health Sciences Mall, UBC Vancouver, B.C. V6T 1Z4 Facsimile: (604) 822-9978 Attention: Chief Financial Officer

4.6	Amendments. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7	Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8	Governing Law. This Warrant shall be governed by and construed in accordance with the laws of British Columbia, without giving effect to its principles regarding conflicts of law.

4.9	Currency. Any reference to “dollars” or “$ “ herein is to lawful currency of the United States.

4.10	Allocation of Warrant Price. On the exercise or conversion of this Warrant into Units, the Warrant Price shall be allocated as follows:

(a)	99.99% of the Warrant Price shall be allocated to the Exchangeable Share;

(b)	0.005% of the Warrant Price shall be allocated to the Special Voting Share; and

(c)	0.005% of the Warrant Price shall be allocated to the Common Special Voting Share, subject to adjustment in order to reflect any adjustment to the number of such Underlying Securities under Article 2 hereof.

4.11	Definitions.

(a)	“Affiliates” has the meaning given to such term in the Securities Act (British Columbia);

(b)	“Common Shares” means the shares in the common stock of NeuroMed US as constituted as of the Issue Date;

(c)	“Common Special Voting Shares” means she shares of Common Special Voting Stock of NeuroMed US as constituted as of the Issue Date;

(d)	“Company” means NeuroMed Canada or NeuroMed US, as the case may be;

(e)	“Companies” means NeuroMed Canada and NeuroMed US;

(f)	“Exchangeable Shares” means common exchangeable shares of NeuroMed Canada as constituted as of the Issue Date;

(g)	“Exchange Agreement” means the exchange agreement dated October 30, 2003 between the Companies and the holders of the Underlying Securities of the Companies and certain others, as amended from time to time;

(h)	“Exchange Rights” means the rights and obligations of the security holders and the Companies, as applicable, to exchange, convert or redeem exchangeable shares, Common Special Voting Shares or Special Voting Shares for or into cash or other securities of the Companies pursuant to the terms of the constating documents of the Companies and the Exchange Agreement;

(i)	“Exchange Time” means the time at which there are no Exchangeable Shares outstanding other than Exchangeable Shares, if any, held by NeuroMed US and its Affiliates;

(j)	“Fair Market Value”. The Fair Market Value of the Units or Common Shares shall be determined as follows:

(i)	if any of the securities comprising the Units or the Common Shares are listed and posted for trading on a recognized stock exchange or trading quotation system in Canada or the United States, the Fair Market Value of such securities will be the numerical average of the closing price or if such exchange or system does not provide a closing price, the numerical average of the closing bid and ask prices of such securities, in either case, for each of the five most recent days on which such securities have traded prior to the date upon which the Holder has delivered a Notice of Exercise pursuant to Section 1.2(a); and

(ii)	if any such securities are not so listed and traded, the Board of Directors of the respective Company shall forthwith and in good faith determine the fair market value of such securities as of such date;

(iii)	“Special Voting Shares” means the Special Voting Shares of NeuroMed Canada as constituted as of the Issue Date;

(iv)	“Underlying Securities” means the Exchangeable Shares and Special Voting Shares, the Common Special Voting Shares and Common Shares; and

(k)	“Special Voting Shares” means the Special Voting Shares of NeuroMed Canada as constituted as of the Issue Date;

(l)	“Underlying Securities” means the Exchangeable Shares and Special Voting Shares, the Common Special Voting Shares and Common Shares; and

(m)	“Unit” means a unit consisting of the following securities of the Companies issuable upon exercise or conversion of this Warrant:

(i)	one (1) Exchangeable Share;

(ii)	one (1) Special Voting Share; and

(iii)	one (1) Common Special Voting Share.

NEUROMED TECHNOLOGIES INC.

By: /s/ Bruce Colwill

Name: Bruce Colwill

Title: CFO

NEUROMED PHARMACEUTICALS INC.

By: /s/ Bruce Colwill

Name: Bruce Colwill

Title: CFO

Authorized signatories under Corporate Resolutions to Borrow or an authorized signer(s) under a resolution covering Warrants must sign the Warrant.

APPENDIX 1

NOTICE OF EXERCISE

Capitalized terms in this Notice of Exercise have the meaning ascribed thereto in the attached Warrant.

[Indicate which paragraph 1 or 2 below to apply.]

1.	Exercise. The undersigned hereby elects to purchase:

☐	at any time prior to the Exchange Time, Units (“Units”) consisting of:

(i)	one (1) Exchangeable Share of NeuroMed Canada; and
(ii)	one (1) Special Voting Share of NeuroMed Canada; and
(iii)	one (1) Common Special Voting Share of NeuroMed US.

☐	at any time after the Exchange Time, Common Shares of Neuromed US pursuant to the terms of the attached Warrant, and tenders herewith payment of the Warrant Price for such securities, in full.

- or -

2.	Cashless Conversion. With respect to of the Units or Common Shares covered by the Warrant, as the case may be, the undersigned hereby elects to convert the attached Warrant into

☐	at any time prior to the Exchange Time., 6-aits (“Units”) consisting of:

(i)	one (1) Exchangeable Share of NeuroMed Canada; and
(ii)	one (1) Special Voting Share of NeuroMed Canada; and
(iii)	one (1) Common Special Voting Share of NeuroMed US.

☐	at any time after the Exchange Time, Common Shares of Neuromed US pursuant to the cashless conversion rights specified in the Warrant.

Please issue a certificate or certificates representing the securities into which such Warrants are exercised or converted in the name of the undersigned and deliver the certificate(s) to the following address, unless otherwise indicated under “Registration Instructions” or “Delivery Instructions” below:

Comerica Bank

Attn: Warrant Administrator

500 Woodward Avenue, 32nd Floor, MC 3379

Detroit, MI 48226

The undersigned represents and warrants to the Companies that: (i) it is acquiring the above securities solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws; (ii) it is an “accredited investor” as defined in Rule 501 promulgated under the United States Securities Act of 1933, as amended; and (iii) the representations and warranties of the Holder set forth in Section 3.5 of the attached Warrant are true and correct with respect to the undersigned on the date hereof.

1

COMERICA BANK or its Assignee

(Signature)

(Date)

Registration Instructions (if different from above):	Delivery Instructions (if different from above):

Name	Name

Address	Address

Taxpayer Identification Number	Taxpayer Identification Number

2

EXHIBIT A

REGISTRATION RIGHTS

The Companies will use reasonable commercial efforts to allow any securities issued upon the exercise of the Warrants to be registered as a “piggy back” registration in the first registered offering of the same class of securities for cash following (but not including) an initial public offering of such class or classes of securities by either of the Companies, provided that the registration rights of the Holder (i) will not prevent the Company from granting any other registration rights, (ii) will be subordinate and subject to the terms of all other existing and future registration rights granted by the Companies, (iii) will be subject to usual and customary terms and conditions, including, but not limited to, participation in any underwriting, underwriter’s right of partial or full cutback and customary lock-up and indemnification provisions and (iv) will not be available in connection with a registration relating to compensatory benefit plans or business combinations or any registration on a form that does not include substantially the same information as would be required to register the securities issued upon exercise of the Warrants.

A-1